Exhibit (a)(5)(ii)

GAIN Announces Preliminary Results of Tender Offer

BEDMINSTER, N.J. – November 7, 2018 – GAIN Capital Holdings, Inc. (NYSE: GCAP) announced today the preliminary results of its “modified Dutch auction” tender offer, which expired at 5:00 P.M., New York City time, on November 6, 2018. Based on the preliminary count by Broadridge Corporate Issuer Solutions, Inc., the depositary for the tender offer, a number of shares of GAIN’s common stock more than sufficient to allow GAIN to successfully complete the purchase of $50 million of its common stock were properly tendered and not properly withdrawn at or below the purchase price of $7.94 per share, including shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, GAIN expects to accept for payment, at a purchase price of $7.84, approximately 6,377,551 shares (based on proration of shares tendered) of its common stock properly tendered at or below the purchase price and not properly withdrawn before the expiration date, at an aggregate cost of approximately $50 million, excluding fees and expenses relating to the tender offer.

The number of shares to be purchased and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period. The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

Jefferies LLC acted as dealer manager for the tender offer. Stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, D.F. King & Co., Inc. at (800) 735-3591 or by email at gcap@dfking.com.

GAIN also announced today that its Board of Directors has increased the total amount of cash available for purchases of GAIN’s common stock under its previously announced share repurchase plan to $50 million in order to increase its flexibility to opportunistically purchase shares of common stock in the open market.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions. For further company information, visit www.gaincapital.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Additionally, statements regarding operating results for future years, growth in operating results and the factors contributing to future operating results; the resolution of licensing disputes and the impact and timing thereof; expected market, industry, geographic and organic growth and trends; future serviceable addressable market size and growth; anticipated contributions from and growth in new opportunities; benefits from planned cost reductions; technology and product leadership and trends; GAIN’s positioning to benefit from any of the above; potential benefits and upside to GAIN’s stockholders related to any of the above; and the regulatory process and regulatory uncertainty are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. These statements are based on GAIN’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of GAIN. More detailed information about these factors may be found in GAIN’s filings with the SEC, including those discussed in GAIN’s most recent Annual Report on Form 10-K and in any subsequent periodic reports on Form 10-Q and Form 8-K, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. SEC filings for GAIN are also available in the Investor Relations section of GAIN website at www.gaincapital.com. GAIN is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

Investor Relations Contact:

Lauren Tarola, Edelman for GAIN Capital

Phone: 1-908-731-0737

Email: ir@gaincapital.com

Media Contact

Nicole Briguet, Edelman for GAIN Capital

Phone: 1-212-704-8164

Email: pr@gaincapital.com